Exhibit 10.1

EXECUTION VERSION

SEVENTH AMENDMENT, CONSENT AND WAIVER TO DELAYED DRAW TERM

LOAN AND BRIDGE LOAN CREDIT AGREEMENT

THIS SEVENTH AMENDMENT, CONSENT AND WAIVER TO DELAYED DRAW TERM LOAN AND BRIDGE LOAN CREDIT AGREEMENT (this “Amendment”) is dated as of June 15, 2016 by and among Par Pacific Holdings, Inc. (f/k/a Par Petroleum Corporation), a Delaware corporation (the “Borrower”), the Guarantors party hereto (the “Guarantors” and together with the Borrower, each a “Credit Party” and collectively, the “Credit Parties”), the lenders party hereto (the “Lenders”), and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Credit Parties, the Administrative Agent, and the Lenders entered into that certain Delayed Draw Term Loan and Bridge Loan Credit Agreement dated as of July 11, 2014 (as amended by that certain First Amendment thereto dated as of July 28, 2014, that certain Second Amendment thereto dated as of September 10, 2014, that certain Third Amendment thereto dated as of March 11, 2015, that certain Fourth Amendment thereto dated as of April 1, 2015, that certain Fifth Amendment thereto dated as of June 1, 2015, that certain Sixth Amendment thereto dated as of December 17, 2015, and as may be further amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders consent to (x) the Borrower and Par Wyoming (hereinafter defined) executing and performing their respective obligations under and in accordance with that certain Unit Purchase Agreement dated as of June 14, 2016 among Par Wyoming, Black Elk Refining, LLC, a Delaware limited liability company, and for certain limited purposes stated therein, the Borrower, in the form approved by the Borrower’s board of directors prior to the execution of this Amendment, together with any modifications, consents, amendments or waivers thereto to the extent that such modifications, consents, amendments or waivers are not materially adverse to the Lenders or the Administrative Agent unless consented to by the Lenders, and, if applicable, the Administrative Agent (as amended or modified (including, without limitation, by way of consent or waiver), the “Par Wyoming Acquisition Agreement”), and (y) the consummation of the acquisition of all of the Equity Interests of Wyoming Refining Company (hereinafter defined) in accordance with the terms and conditions of the Par Wyoming Acquisition Agreement (such acquisition, the “Par Wyoming Acquisition”);

WHEREAS, the Borrower has also requested that the Administrative Agent and Lenders (x) amend the Credit Agreement to permit the Borrower to issue up to $52,500,000 of the Borrower’s 2.5% Convertible Subordinated Bridge Notes due 90 days following issuance thereof (which shall be convertible into the Common Stock issued pursuant to the Second Rights Offering (hereinafter defined)) (such convertible notes, the “Bridge Convertible Notes”), (y) amend the Credit Agreement to permit the Borrower to issue the Borrower’s unsecured convertible senior notes due 2021 in accordance with the terms and conditions set forth in that certain preliminary offering memorandum, including the description of notes set forth therein, in substantially the form provided to the Lenders prior to the execution of this Amendment (the “Preliminary OM”), as supplemented by the related pricing term sheet

(which shall not be inconsistent with the Preliminary OM) (such convertible notes, to the extent issued on or before July 31, 2016, the “Convertible Notes”) and (z) consent to various other amendments to the Credit Agreement related to the execution and performance of the Par Wyoming Acquisition Agreement, the consummation of the Par Wyoming Acquisition and the issuance and sale of the Bridge Convertible Notes and the Convertible Notes as contemplated herein; and

WHEREAS, the Administrative Agent and Lenders have agreed to consent to the execution and performance of the Par Wyoming Acquisition Agreement and the consummation of the Par Wyoming Acquisition and to amend the Credit Agreement to, among other things, permit the issuance and sale of the Bridge Convertible Notes and the Convertible Notes, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms used herein (including in the recitals hereto) shall have the respective meaning assigned to such terms in the Credit Agreement, unless otherwise defined herein.

2. Consent. Effective as of the Effective Date, to the extent such consent is or may be required under the Credit Agreement and notwithstanding anything to the contrary contained in the Credit Agreement and/or the other Loan Documents, the Lenders and the Administrative Agent hereby consent to (and ratify, as applicable) (i) the Borrower and Par Wyoming (hereinafter defined) executing and performing their respective obligations under and in accordance with the Par Wyoming Acquisition Agreement and (ii) the consummation of the Par Wyoming Acquisition in accordance with the terms and conditions of the Par Wyoming Acquisition Agreement; provided that (A) the Par Wyoming Acquisition is consummated in accordance with the Par Wyoming Acquisition Agreement on or before July 31, 2016 and (B) the Par Wyoming Acquisition (and all other transactions contemplated under the Par Wyoming Acquisition Agreement) is consummated, in all material respects, in accordance with all applicable Legal Requirements.

3. Waiver. Effective as of the Effective Date, the Administrative Agent and the Lenders hereby waive any Default or Event of Default arising out of the Credit Parties’ failure to notify the Administrative Agent and the Lenders of Borrower opening deposit account number xxxxxxxx8405 at Key Bank, N.A. (“New Deposit Account”) and Borrower’s failure to enter into a new deposit account control agreement with respect to the New Deposit Account (such deposit account control agreement, the “New DACA”) prior to opening the New Deposit Account in accordance with the Loan Documents (collectively, the “Specified Defaults”); provided that the Borrower shall deliver the fully executed New DACA, in form and substance satisfactory to the Administrative Agent and the Lenders, to the Administrative Agent within 45 days after the Effective Date.

4. Amendments to Credit Agreement.

(a) The following defined terms are hereby added to Appendix I of the Credit Agreement in their appropriate alphabetical order:

‘“Bank of America Loan Documents” means the Third Amended and Restated Loan Agreement dated as of April 30, 2015, by and among Bank America, N.A., the Wyoming Targets, as borrowers, and Par Wyoming, as guarantor, and all agreements, documents and/or instruments executed and/or delivered in connection therewith, as each of such agreements, documents, and/or instruments may be amended, restated, modified and/or supplemented from time to time, and any credit agreement, loan agreement, notes, indentures or other financing or loan documents evidencing indebtedness that refinances the indebtedness evidenced by such agreements, documents and/or instruments.’

‘“Bridge Convertible NPA” means that certain note purchase agreement pursuant to which the Bridge Convertible Notes are issued.’

‘“Bridge Convertible Notes” means up to $52,500,000 principal amount of 2.5% convertible subordinated bridge notes due 90 days following issuance thereof (which shall be convertible into the Common Stock issued pursuant to the Second Rights Offering).’

‘“Convertible Note Indenture” means that certain indenture pursuant to which the Convertible Notes are issued.’

‘“Convertible Notes” means the senior unsecured convertible notes of the Borrower due 2021 issued by the Borrower on or before July 31, 2016 pursuant to the Convertible Note Indenture and consistent with the terms and conditions set forth in that certain preliminary offering memorandum, including the description of notes set forth therein, in substantially the form provided to the Lenders prior to the execution of the Seventh Amendment, as supplemented by the related pricing term sheet (which shall not be inconsistent with such preliminary offering memorandum).’

‘“Par-WY Holdco” means Par Wyoming Holdings, LLC, a Delaware limited liability company and a wholly owned direct or indirect Subsidiary of Par Petroleum, LLC.’

‘“Par–WY Holdco Loan Documents” means the term loan credit agreement entered into among Par-WY Holdco, as borrower, the lenders party thereto, and Chambers Energy Management, LP, as administrative agent, and all agreements, documents and/or instruments executed and/or delivered in connection therewith, as each of such agreements, documents, and/or instruments may be amended, restated, modified and/or supplemented from time to time, and any credit agreement, loan agreement, notes, indentures or other financing or loan documents evidencing indebtedness that refinances the indebtedness evidenced by such agreements, documents and/or instruments.’

‘“Par Wyoming” means Par Wyoming, LLC, a Delaware limited liability company and a wholly owned direct or indirect Subsidiary of Par Petroleum, LLC.’

‘“Second Rights Offering” means the Borrower’s registered rights offering to be made pursuant to the Prospectus dated as of June 23, 2015 filed with the SEC, as supplemented from time to time, including pursuant to a Prospectus Supplement to be filed with the SEC following the Seventh Amendment Effective Date (the “Rights Offering Prospectus Supplement”) pursuant to which, among other things, the Borrower will issue subscription rights to purchase newly-issued shares of Common Stock.’

‘“Seventh Amendment” means that certain Seventh Amendment, Consent and Waiver to Delayed Draw Term Loan and Bridge Loan Credit Agreement, dated as of the Seventh Amendment Effective Date, by and among the Borrower, the other Credit Parties thereto, the Lenders party thereto, and the Administrative Agent.’

‘“Seventh Amendment Effective Date” means June 15, 2016.’

‘“Wyoming Pipeline Company” means Wyoming Pipeline Company LLC, a Wyoming limited liability company.’

‘“Wyoming Refining Company” means Hermes Consolidated, LLC, a Delaware limited liability company d/b/a Wyoming Refining Company.’

‘“Wyoming Targets” means Wyoming Refining Company and Wyoming Pipeline Company.’

(b) The definition of “Change of Control” in Appendix I of the Credit Agreement is hereby amended, restated and replaced in its entirety as follows:

‘“Change in Control” means that, for any reason (i) any Person or group (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than a Permitted Holder shall become the direct or indirect beneficial owner (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of greater than 30% of the total voting power of all classes of capital stock then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower, (ii) any Credit Party ceases to own, either directly or indirectly, 100% of the Equity Interest in any wholly-owned Subsidiary (other than an Excluded Subsidiary) other than as a result of a sale of assets, other Disposition or merger permitted under Section 6.4; and (iii) the occurrence of a “Change of Control” (or similar defined term as defined in the JV Credit Agreement and/or in any of the following agreements, as each of such agreements may be amended, restated and/or modified from time to time and including any credit agreement, loan agreement, notes, indentures or other financing or loan documents evidencing indebtedness that refinances the indebtedness evidenced by any of the following agreements) under the JV Credit Agreement, any of the S&O Transaction Documents, the Key Credit Agreement, the Convertible Notes and/or the Convertible Note Indenture, the Bridge Convertible Notes and/or the Bridge Convertible NPA, the Bank of America Loan Documents, or the Par-WY Holdco Loan Documents; provided that for purposes of determining whether a Change in Control has occurred, transfers of Voting Securities by any Lender or an Affiliate of any Lender to a third party shall be disregarded.’

(c) The definition of “Excluded Subsidiary” in Appendix I of the Credit Agreement is hereby amended, restated and replaced in its entirety as follows:

“‘Excluded Subsidiary” means (a) HPE and its Subsidiaries, including Hawaii Independent Energy, HIE Retail, LLC, Par Hawaii, Inc. (f/k/a Koko’oha Investments, Inc., successor by merger to Bogey, Inc.) and its Subsidiaries (including, without limitation, the Mid Pac Entities), Par-WY Holdco and its Subsidiaries (including, without limitation, Par Wyoming and the Wyoming Targets), and Par Hawaii Shared Services, LLC, (b) Texadian Energy, Inc. and Texadian Energy Canada Limited, (c) Castle Exploration Company, Inc. provided that (i) the Borrower is diligently pursuing the clearances necessary to apply for the dissolution of Castle Exploration Company, Inc. under Pennsylvania law and takes commercially reasonable action to complete the dissolution process (which could take three years or longer) and (ii) Castle Exploration Company, Inc. does not at any time own more than $250,000 of Property after the Closing Date, (d) any Subsidiary of Borrower formed after the Closing Date for the sole purpose of facilitating an acquisition or merger (or signing an acquisition or merger agreement) permitted hereunder unless and until the earlier to occur of (i) the consummation of such acquisition or merger or (ii) such Subsidiary owns more than $1,000,000 of assets at any time and (e) any Subsidiary of an Excluded Subsidiary referenced in clauses (a), (b) and (c) of this definition.’

(d) The definition of “Restricted Payment” in Appendix I of the Credit Agreement is hereby amended by adding the following sentence to the end of the definition thereof:

“For the avoidance of doubt, notwithstanding any other provisions set forth in this definition, “Restricted Payments” (i) shall not be deemed to include (A) any conversion of the Convertible Notes into cash, shares of Common Stock or any combination thereof in accordance with the terms of the Convertible Notes and/or the Convertible Note Indenture, (B) any conversion of the Bridge Convertible Notes into cash, shares of Common Stock or any combination thereof in accordance with the terms of the Bridge Convertible Notes and/or the Bridge Convertible NPA, (C) any payment of principal, interest, fees or any other payment (including, without limitation, any make-whole payment (payable in cash or stock or any combination thereof) due upon redemption of the Convertible Notes) on account of the Convertible Notes and/or the redemption of the Convertible Notes, in each case pursuant to the terms of the Convertible Notes and/or the Convertible Note Indenture, or (D) any payment of principal, interest, fees or any other payment (including, without limitation, any make-whole payment (payable in cash or stock or any combination thereof) due upon redemption of the Bridge Convertible Notes) on account of the Bridge Convertible Notes and/or the redemption of the Bridge Convertible Notes, in each case pursuant to the terms of the Bridge Convertible Notes and/or the Bridge Convertible NPA and (ii) shall be deemed to include the acquisition and/or purchase of the Convertible Notes and/or the Bridge Convertible Notes on the open market or otherwise (each such acquisition and/or purchase, other than an acquisition and/or purchase referred to in clause (i) above, a “Convertible Notes Acquisition”).”

(e) Section 6.2 of the Credit Agreement is hereby amended by deleting the “and” after “Sections 6.2(i), 6.2(r)” and substituting “,” in lieu thereof and adding “, 6.2(u), and 6.2(v)” immediately after “6.2(t)” (immediately prior to Section 6.2(a)).

(f) Section 6.2 of the Credit Agreement is hereby further amended by (i) deleting “and” immediately after Section 6.2(s), (ii) deleting the “.” from the end of Section 6.2(t) and substituting “;” in lieu thereof and (iii) adding the following immediately after Section 6.2(t):

“(u) Debt evidenced by the Convertible Notes issued pursuant to the Convertible Note Indenture; and

(v) Debt evidenced by the Bridge Convertible Notes issued pursuant to the Bridge Convertible NPA.”

(g) Section 6.5 of the Credit Agreement is hereby amended by (i) deleting the “and” immediately before “(x)”, (ii) inserting a “,” immediately after the end of clause (ix) and (iii) adding the following immediately after the end of clause (x):

“and (xi) the Borrower may consummate a Convertible Notes Acquisition so long as (a) no Event of Default shall have occurred and be continuing before or after giving effect to the consummation of such Convertible Notes Acquisition and (b) the aggregate amount of all Convertible Notes Acquisitions consummated, after giving effect to the contemplated Convertible Notes Acquisition, shall not exceed the lesser of (x) $10,000,000 and (y) 10% of the aggregate principal amount of the then outstanding Convertible Notes and Bridge Convertible Notes.”

(h) Section 6.6 of the Credit Agreement is hereby amended by deleting the “and” immediately before “(h)” and inserting the following immediately after the end of clause (h) “; (i) the issuance of the Convertible Notes pursuant to the Convertible Note Indenture; (j) the issuance of the Bridge Convertible Notes pursuant to the Bridge Convertible NPA; and (k) the Second Rights Offering (including any backstop agreement related thereto) and any agreements evidencing the same”.

(i) Section 6.12(b) of the Credit Agreement is hereby amended, restated and replaced in its entirety as follows:

“(b) (i) amend or modify, or permit the amendment or modification of, any provision of any Debt that is subordinated to the Obligations in any manner that is adverse in any material respect to the interests of the Lenders as determined by the Requisite Lenders in their sole discretion unless such amendment, modification or change is permitted at such time under the applicable subordination agreement or (ii) amend or modify, or permit the amendment or modification of, any provision of the Convertible Note Indenture and/or the Convertible Notes or the Bridge Convertible NPA and/or the Bridge Convertible Notes in any manner that is materially adverse to the interests of the Lenders or the Administrative Agent; provided that, for the avoidance of doubt, any amendment or modification to (A) provide collateral to secure the Convertible Notes or the Bridge Convertible Notes, (B) shorten the maturity date or the date(s) on which the Convertible Notes or the Bridge Convertible Notes may be repaid or redeemed or (C) increase the interest rate under the Convertible Note Indenture and/or the Convertible Notes or the Bridge Convertible NPA and/or the Bridge Convertible Notes shall be deemed to be materially adverse to the Lenders and the Administrative Agent.”

(j) Clause (b) of Section 6.19 of the Credit Agreement is hereby amended, restated and replaced in its entirety as follows:

“(b) (i) regularly scheduled or required or mandatory repayments, redemptions, conversions or prepayments of any Debt that is permitted under Section 6.2, (ii) optional redemptions of the Convertible Notes in accordance with the terms of the Convertible Notes and/or the Convertible Note Indenture and (iii) optional redemptions of the Bridge Convertible Notes in accordance with the terms of the Bridge Convertible Notes and/or the Bridge Convertible NPA,”

(k) Section 6.25 of the Credit Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.”

(l) Clause (ii) of Section 7.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read:

“(ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default, termination event or additional termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $1,000,000, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; provided that, for the avoidance of doubt, an Event of Default shall not be deemed to have occurred under this Section 7.1(d)(ii) upon a conversion, or an event that allows a conversion (unless such event would otherwise cause an Event of Default hereunder), of (x) the Convertible Notes in accordance with the terms of the Convertible Notes and/or the Convertible Note Indenture or (y) the Bridge Convertible Notes in accordance with the terms of the Bridge Convertible Notes and/or the Bridge Convertible NPA, in each case whether in cash, shares of Common Stock or any combination thereof,”

(m) Clause (iii) of Section 7.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read:

“(iii) any such Debt in a principal amount of at least $1,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled, required prepayment or mandatory prepayment other than a mandatory prepayment of all or substantially all of such Debt), prior to the stated maturity thereof; provided that, for purposes of this Section 7.1(d), the “principal amount” of the obligations in respect of any Hedging Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time; provided that, for the avoidance of doubt, an Event of Default shall not be deemed to have occurred under this Section 7.1(d)(iii) upon a conversion, or an event that allows a conversion (unless such event would otherwise cause an Event of Default hereunder), of (x) the Convertible Notes in accordance with the terms of the Convertible Notes and/or the Convertible Note Indenture, or (y) the Bridge Convertible Notes in accordance with the terms of the Bridge Convertible Notes and/or the Bridge Convertible NPA, in each case whether in cash, shares of Common Stock or any combination thereof,”

(n) Section 7.1(d) of the Credit Agreement is hereby amended (i) by deleting the “and” immediately before “(vii)” and (ii) by adding the following immediately following the end of such clause (vii):

“(viii) the occurrence of an event of default under the Convertible Note Indenture and/or the Convertible Notes, provided, however, that if all of such events of default under the Convertible Note Indenture and the Convertible Notes are cured or waived, any Event of Default arising under this Section 7.1(d)(viii) solely as a result of the occurrence of such events of default shall be deemed to have been cured or waived, as applicable, and provided further, for the avoidance of doubt, an Event of Default shall not be deemed to have occurred under this Section 7.1(d)(viii) upon a conversion, or an event that allows a conversion (unless such event would otherwise cause an Event of Default hereunder), of the Convertible Notes in accordance with the terms of the Convertible Notes and/or the Convertible Note Indenture, whether in cash, shares of Common Stock or any combination thereof; (ix) the occurrence of an event of default under the Bridge Convertible NPA and/or the Bridge Convertible Notes, provided, however, that if all of such events of default under the Bridge Convertible NPA and the Bridge Convertible Notes are cured or waived, any Event of Default arising under this Section 7.1(d)(ix) solely as a result of the occurrence of such events of default shall be deemed to have been cured or waived, as applicable, and provided further, for the avoidance of doubt, an Event of Default shall not be deemed to have occurred under this Section 7.1(d)(ix) upon a conversion, or an event that allows a conversion (unless such event would otherwise cause an Event of Default hereunder), of the Bridge Convertible Notes in accordance with the terms of the Bridge Convertible Notes and/or the Bridge Convertible NPA, whether in cash, shares of Common Stock or any combination thereof; (x) the occurrence of an event of default under the Bank of America Loan Documents, provided, however, that if all of such events of default under the Bank of America Loan Documents are cured or waived, any Event of Default arising under this Section 7.1(d)(x) solely as a result of the occurrence of such events of default shall be deemed to have been cured or waived, as applicable; and (xi) the occurrence of an event of default under the Par-WY Holdco Loan Documents, provided, however, that if all of such events of default under the Par-WY Holdco Loan Documents are cured or waived, any Event of Default arising under this Section 7.1(d)(xi) solely as a result of the occurrence of such events of default shall be deemed to have been cured or waived, as applicable;”

(o) Section 7.1(t) of the Credit Agreement is hereby amended by adding the following immediately after the “;”:

“or

(u) Insolvency of Par-WY Holdco. (i) (a) Par-WY Holdco or any of its Subsidiaries (including, for the avoidance of doubt, Par Wyoming and the Wyoming Targets) shall become unable or shall admit in writing its inability or shall fail generally to pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Par-WY Holdco or any of its Subsidiaries (including, for the avoidance of doubt, Par Wyoming and the Wyoming Targets) and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (ii) any proceeding shall be instituted by or against Par-WY Holdco or any of its Subsidiaries (including, for the avoidance of doubt,

Par Wyoming and the Wyoming Targets) seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against Par-WY Holdco or any of its Subsidiaries (including, for the avoidance of doubt, Par Wyoming and the Wyoming Targets), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against Par-WY Holdco or any of its Subsidiaries (including, for the avoidance of doubt, Par Wyoming and the Wyoming Targets) or the appointment of a receiver, trustee, custodian or other similar official for any of them or for any substantial part of their Property) shall occur; or Par-WY Holdco or any of its Subsidiaries (including, for the avoidance of doubt, Par Wyoming and the Wyoming Targets) shall take any corporate action to authorize any of the actions set forth above in this paragraph (u);”

5. Prepayment of Term Loan. Notwithstanding anything to the contrary contained herein, in the Credit Agreement and/or in the Loan Documents, not later than three (3) Business Days following the Borrower’s receipt of the Net Cash Proceeds from the issuance of the Convertible Notes, the Borrower shall apply $5,000,000 of such Net Cash Proceeds to prepay a like amount of the aggregate outstanding principal amount of the Term Loan, such prepayment to be apportioned by the Administrative Agent among the Lenders in accordance with each Lender’s respective Pro Rata Share (the “$5,000,000 Prepayment”). Notwithstanding any of the provisions set forth herein or in the Loan Documents, the Borrower shall not be required to make any prepayment of accrued and unpaid interest on the $5,000,000 Prepayment when the $5,000,000 Prepayment is paid (for the avoidance of doubt, (x) all accrued and unpaid Term Loan Cash Interest on account of the $5,000,000 Prepayment shall be due and payable on the next Interest Payment Date after the Seventh Amendment Effective Date and (y) all accrued and unpaid Term Loan PIK Interest on account of the $5,000,000 Prepayment shall be due and payable in accordance with the Credit Agreement and not on the day the $5,000,000 Prepayment is made (as if the $5,000,000 Prepayment was not made solely for purposes of determining when such Term Loan PIK Interest is payable)).

6. Consent Fee. In consideration for the Lenders’ consents set forth herein and consent to the amendments set forth herein, Borrower hereby agrees to remit to the Administrative Agent for payment to the Lenders, in cash, on or before the earlier of (x) July 1, 2016 and (y) the issuance of the Convertible Notes, a consent fee in an aggregate amount equal to $2,500,000 (the “Consent Fee”), of which (A) $1,250,000 shall be paid to WB MACAU55, LTD., (B) $975,000 shall be paid to Highbridge International, LLC and (C) $275,000 shall be paid to Highbridge Tactical Credit & Convertibles Master Fund, L.P. The Consent Fee shall be fully earned and nonrefundable on the Effective Date.

7. Additional Covenant. None of the Credit Parties shall guaranty or otherwise be liable on account of the loans or other obligations outstanding under the Bank of America Loan Documents or the Par-WY Holdco Loan Documents.

8. Representations and Warranties. Each of the Borrower and each of the Guarantors hereby confirms, reaffirms, and restates the representations and warranties made by it in the Credit Agreement, as amended hereby, and confirms that all such representations and warranties are true and correct in all material respects as of the date hereof (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects). The Borrower and each Guarantor further represent and warrant (which representations and warranties shall survive the execution and delivery of this Amendment) to the Lenders that:

(a) The execution, delivery, and performance by each Credit Party of this Amendment and the consummation of the transactions contemplated hereby, (i) are within such Credit Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) do not contravene (x) such Credit Party’s Organizational Documents or (y) any law or any contractual restriction binding on or affecting such Credit Party, and (iv) will not result in or require the creation or imposition of any Lien prohibited by the Loan Documents;

(b) No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Credit Party of this Amendment, except for those consents and approvals that have been obtained, made or waived on or prior to the date hereof and that are in full force and effect;

(c) This Amendment has been duly executed and delivered by such Credit Party and is the legal, valid, and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar law affecting creditors’ rights generally and by general principles of equity;

(d) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing as of the Effective Date or will result from the execution, delivery and performance of this Amendment; and

(e) Par-WY Holdco is a wholly owned subsidiary of Par Petroleum, LLC and Par Wyoming is a wholly owned subsidiary of Par-WY Holdco.

9. Effect of this Amendment. Except as expressly amended, consented to or waived herein, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms. Except as expressly set forth herein, the terms of this Amendment shall not be deemed (i) a waiver of any Default or Event of Default, (ii) a consent, waiver or modification with respect to any term, condition, or obligation of the Borrower or any other Credit Party in the Credit

Agreement or any other Loan Document, (iii) a consent, waiver or modification with respect to any other event, condition (whether now existing or hereafter occurring) or provision of the Loan Documents or (iv) to prejudice any right or remedy which the Administrative Agent or any Lender may now or in the future have under or in connection with the Credit Agreement or any other Loan Document.

10. Conditions Precedent. This Amendment shall become effective upon the satisfaction of each of the conditions precedent set forth below unless any such condition is waived, in writing by the Administrative Agent and the Lenders (the date on which this Amendment becomes effective, the “Effective Date”):

a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, if applicable, in form and substance satisfactory to the Administrative Agent and the Lenders:

i. this Amendment;

ii. a copy of the Par Wyoming Acquisition Agreement certified by an officer of the Borrower or publicly filed as an exhibit in the Borrower’s filing with the SEC;

iii. a copy of the Preliminary OM; and

iv. an organizational chart of the Borrower and its Subsidiaries after giving effect to the Par Wyoming Acquisition.

b) Payment of Fees. On the Effective Date, Borrower shall have paid (i) the administrative agency amendment fee, in the amount separately agreed to between the Borrower and the Administrative Agent, to the Administrative Agent and (ii) all outstanding and invoiced fees and expenses of the Administrative Agent’s legal counsel to the extent such fees and expenses are reimbursable pursuant to Section 10.4 of the Credit Agreement.

c) No Default. No event or condition exists that would constitute a Default or Event of Default before (except for the Specified Defaults) or after giving effect to this Amendment.

d) Representations and Warranties. The representations and warranties contained in Article IV of the Credit Agreement, this Amendment, and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects) as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct as of such earlier date or time).

11. Miscellaneous.

(a) Severability. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(b) Expenses. The Borrower agrees to pay or reimburse the Administrative Agent and the Lenders for all reasonable fees and out-of-pocket disbursements incurred by the Administrative Agent or the Lenders in connection with the preparation, execution, delivery, administration and enforcement of this Amendment, including without limitation the reasonable fees and disbursements of counsel for the Administrative Agent and the Lenders, to the same extent that the Borrower would be required to do so pursuant to Section 10.4 of the Credit Agreement.

(c) Reference to Credit Agreement. From and after the effectiveness of this Amendment, all references to the Credit Agreement shall mean the Credit Agreement as amended hereby and as hereafter modified, amended, restated or supplemented from time to time, and each reference in any other Loan Document to the Credit Agreement shall mean the Credit Agreement as amended hereby and as hereafter modified, amended, restated or supplemented from time to time.

(d) Entire Agreement. This Amendment shall be deemed to be a Loan Document and, together with the other Loan Documents and the agreements, documents and instruments contemplated hereby, constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof, and any other prior or contemporaneous agreements, whether written or oral, with respect hereto or thereto are expressly superseded hereby and thereby.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or .pdf shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or .pdf also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(f) Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties hereto and their heirs, beneficiaries, successors and assigns.

(g) Governing Law; Venue; Jury Trial. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE CHOICE OF LAW AND VENUE PROVISIONS SET FORTH IN SECTION 10.12 OF THE CREDIT AGREEMENT, AND SHALL BE SUBJECT TO THE JURY TRIAL WAIVER SET FORTH IN SECTION 10.14 OF THE CREDIT AGREEMENT.

(h) Guarantors. Each Guarantor, for value received, hereby expressly consents and agrees to the Borrower’s execution and delivery of this Amendment, to the performance by the Borrower of its agreements and obligations hereunder and to the consents, amendments and waivers set forth herein. This Amendment, the performance or consummation of any transaction or matter contemplated under this Amendment and all consents, amendments and waivers set forth herein, shall not limit, restrict, extinguish or otherwise impair any Guarantor’s liability to the Administrative Agent and Lenders with respect to the payment and other performance obligations of such Guarantor pursuant to the Guarantees. Each Guarantor hereby ratifies, confirms and approves its Guarantee and acknowledges that it is unconditionally liable to the Administrative Agent and Lenders for the full and timely payment of the Guaranteed Obligations (on a joint and several basis with the other Guarantors). Each Guarantor hereby acknowledges that it has no defenses, counterclaims or set-offs with respect to the full and timely payment of any or all Guaranteed Obligations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Seventh Amendment, Consent and Waiver to Delayed Draw Term Loan and Bridge Loan Credit Agreement as of the date first written above.

BORROWER:

PAR PACIFIC HOLDINGS, INC.,

a Delaware corporation

By:	/s/ Christopher M. Micklas
Name: Christopher M. Micklas
Title: Chief Financial Officer

GUARANTORS:

PAR PICEANCE ENERGY EQUITY LLC,

a Delaware limited liability company

PAR UTAH LLC,

a Delaware limited liability company

EWI LLC, a Delaware limited liability company

PAR WASHINGTON LLC,

a Delaware limited liability company

PAR NEW MEXICO LLC,

a Delaware limited liability company

HEWW EQUIPMENT LLC,

a Delaware limited liability company

By: PAR PACIFIC HOLDINGS, INC., a Delaware corporation, as Sole Member of each of the foregoing companies

	By:	/s/ Christopher M. Micklas
Name: Christopher M. Micklas
Title: Chief Financial Officer

[Signature Page to Seventh Amendment, Consent and Waiver]

ADMINISTRATIVE AGENT:

JEFFERIES FINANCE LLC, as Administrative Agent

By:	/s/ J. Paul McDonnell
Name:	J. Paul McDonnell
Title:	Managing Director

[Signature Page to Seventh Amendment, Consent and Waiver]

LENDERS:

WB MACAU55, LTD., as a Lender

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	General Counsel

[Signature Page to Seventh Amendment, Consent and Waiver]

Highbridge International, LLC, as a Lender

By: Highbridge Capital Management, LLC, as trading manager

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

Highbridge Tactical Credit & Convertibles Master Fund, L.P., as a Lender

By: Highbridge Capital Management, LLC, as trading manager

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

[Signature Page to Seventh Amendment, Consent and Waiver]